Exhibit 15     Letter Regarding Unaudited Interim Financial Information

Hallador Energy Company

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Hallador Energy Company for the periods ended June 30, 2017, and 2016, as indicated in our report dated August 8, 2017. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Form 10-Q for the quarter ended June 30, 2017, is incorporated by reference in Registration Statement Nos. 333-163431 and 333-171778 of Hallador Energy Company on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ EKS&H LLLP

August 8, 2017

Denver, Colorado